March  30,  2000

Ralston  Purina  Company
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     James  R.  Elsesser
          Chief  Financial  Officer

Energizer  Holdings,  Inc.
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     Daniel  Corbin
          Executive  Vice  President  -
          Finance  and  Control

Gentlemen:

     Reference is hereby made to the 5-Year Credit Agreement dated as of March 30, 2000 among Ralston Purina Company, a corporation organized under the laws of the State of Missouri ("Ralston") as the initial borrower prior to the assignment to and assumption by Energizer Holdings, Inc., a corporation organized under the laws of the State of Missouri (the "Borrower"), the financial institutions parties thereto as lenders, Bank One, NA, in its capacity as administrative agent, Bank of America, N.A., in its capacity as syndication agent, and Wachovia Bank, N.A., in its capacity as documentation agent (the "5-Year Credit Agreement"). Capitalized terms used herein and not defined herein shall have the meanings given to them in the 5-Year Credit Agreement.

     In connection with the consummation of the Transactions, Ralston has requested a term loan from Bank of America, N.A. (the "Lender") in the aggregate principal amount of $175,000,000 (the "Term Loan") which would be made in a single advance on or prior to March 31, 2000 and would mature on the date which is the earliest of (a) if the Spin-Off and Debt Assumption have not occurred prior thereto, April 4, 2000; (b) the date of receipt by the Borrower or any of its Subsidiaries of proceeds from the initial funding under the $175,000,000 senior notes of the Borrower issued in three series due April 1, 2003, April 1, 2005 and April 1, 2007, respectively (the "Senior Notes"); and
(c)  April  10,  2000.

Amounts  repaid  by  Ralston  or  the  Borrower  may  not  be  reborrowed.

     The Lender is pleased to agree to make such Term Loan to Ralston, to be assigned to and assumed by the Borrower pursuant to the Debt Assumption Agreement in the form of Exhibit "A" hereto (the "Debt Assumption Agreement"), subject to the terms and conditions of this letter.

(a) The Term Loan will be evidenced and governed by the Lender's standard form of master note (the "Note"), a copy of which is attached hereto as Exhibit "B". The Term Loan or portions thereof ("Loans" under and as defined in the
Note) shall bear interest at a rate equal to the Lender's prime rate of interest announced by the Lender from time to time minus 2.00%, changing when and as such
                                          -----
prime rate changes, with interest payable on the Maturity Date, and on demand thereafter.

(b) Interest and fees will be computed on the basis of actual days elapsed on a 360-day year basis.

(c) Ralston will use the proceeds of the Term Loan for general corporate purposes.

(d) Ralston and the Borrower will provide the Lender with each of the following before the Term Loan is funded: (i) an appropriate corporate resolution, (ii) an incumbency certificate, (iii) an opinion of counsel, (iv) an officer's certificate from Ralston certifying that (A) each of the 5-Year Credit Agreement and the 364-Day Credit Agreement has been executed by all parties thereto (including Bank of America, N.A.) and all conditions to effectiveness thereof have been met, (B) the letter agreement between Bank One, N.A. ("Bank One") and Ralston providing for a term loan in an amount at least equal to $60,000,000 by Bank One and all documents related thereto have been executed by all parties thereto and all conditions to effectiveness thereof have been met, and (C) there is at least $175,000,000 in aggregate borrowing capacity available to Ralston under one or more committed credit facilities, and (v) Ralston and the Borrower shall have executed the Debt Assumption Agreement.

(e) The Lender shall have no obligation to make the Term Loan hereunder (and the Term Loan and all accrued and unpaid interest thereon, at the option of the Lender, may be declared immediately due and payable without notice) if: (i) there is any failure by Ralston or the Borrower to pay any principal, interest, fees, or other obligations when due under this letter, the Note, or any other agreement or arrangement with the Lender, (ii) there exists any default under the Note, or any violation or failure to comply with any provision of this letter or the Note, (iii) there occurs any material adverse change in the condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since the date of the quarterly financial statements most recently delivered to the Lender prior to the date of this letter, (iv) any litigation is pending or threatened against the Borrower or any Subsidiary which might have a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of Ralston or the Borrower to consummate the Transactions; (v) there is a default under any agreement governing indebtedness of the Borrower or any Subsidiary,
(vi) any petition is filed by or against Ralston, the Borrower or any Subsidiary of the Borrower under the Federal Bankruptcy Code or similar state law, (vii) Ralston, the Borrower or any Subsidiary of the Borrower becomes insolvent, howsoever evidenced or (viii) other than as a result of the consummation of the Spin-Off, Ralston shall cease to own, directly or indirectly, all of the outstanding capital stock of the Borrower, (ix) prior to consummation of the Spin-Off, there is less than $175,000,000 in aggregate borrowing capacity available to Ralston under its committed credit facilities, (x) after consummation of the Spin-Off, there is less than $175,000,000 in aggregate borrowing capacity available under the 5-Year Credit Agreement and the 364-Day Credit Agreement, or (xi) there shall have occurred an adverse change in the market for private placement of senior debt or a disruption of, or an adverse change in, financial, banking or capital market conditions, in each case as determined by the Lender. "Subsidiary" means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power is owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power are so owned or controlled. The Lender may require a certificate of compliance with these conditions from the Borrower's Chief Financial Officer or Treasurer as a condition to making any loan hereunder.

(f) The Lender may make assignments and sell participations in the Term Loan, and may disclose information pertaining to the Borrower to prospective assignees and participants. Any such assignment may be made only with the Borrower's consent (which consent will not unreasonably be withheld).

(g) This letter agreement shall be effective as of the date of this letter when the Borrower has signed and returned to the Lender a copy of this letter.

(h) This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.



(i)  THIS  LETTER  AND  THE  NOTE  SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE
STATE OF TEXAS. BOTH PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.

                         Very  truly  yours,

                         BANK  OF  AMERICA,  N.A.



                         By: /s/ Bank of America, N.A.

                         Title:

Accepted  and  agreed:

RALSTON  PURINA  COMPANY



By:   /s/ James R. Elsesser

Title:  Chief Financial Officer


ENERGIZER  HOLDINGS,  INC.



By:  /s/ Daniel E. Corbin, Jr.

Title:  Executive Vice President, Finance and Control